Exhibit 99.1

Rogers Corporation Reports 2009 First Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--May 4, 2009--Rogers Corporation (NYSE:ROG) announced today first quarter 2009 revenues of $65.5 million and a net loss of $0.56 per share. The Company’s February 18, 2009 guidance was $60-$65 million in sales and a loss of $0.45-$0.55 per share, including approximately $2.5 million or $0.12 per share of estimated severance charges. The 2009 first quarter results include actual severance charges of $2.8 million or $0.14 per share in addition to approximately $2.9 million or $0.14 per share of other one-time charges that were not previously included in the February 18, 2009 guidance. First quarter 2008 revenues were $98.0 million with net earnings of $0.48 per diluted share.

Printed Circuit Materials

Sales of Printed Circuit Materials for the quarter totaled $30.0 million, down 8.9% from the $33.0 million reported in the first quarter of 2008. Sales into the 3G wireless infrastructure market in China were strong. This quarter’s results benefited from orders to refill our customers work-in-process pipeline, as those inventories were depleted in the fourth quarter. Demand for high frequency circuit materials for low noise block-down converters into the TV satellite market were soft again this quarter, although there was a slight pick up in activity toward the end of the first quarter. High frequency circuit material sales into the defense and high reliability markets remain stable.

High Performance Foams

High Performance Foams had $17.2 million in sales for the first quarter of 2009, down approximately 41.4% compared to the first quarter 2008 sales of $29.3 million. Weakened consumer electronics spending and customer supply chain inventory issues impacted the revenues across all end markets in this segment for the first quarter. Particularly hard hit were cell phone applications as manufacturers had excess inventory to work through, which resulted in little to no business from most customers in this market segment during the period. We are now seeing a modest recovery in the cell phone market. Consequently, the Company’s factories are increasing production from the significantly shortened schedules that were in place for the quarter. In China, where there was essentially no production in the first quarter, workers are being rehired as production is resuming. Earlier today, the Company announced it had completed the acquisition of certain assets of MTI Global Inc.’s silicone business and believes the acquired silicone product lines and technology will expand opportunities for growth in new and existing silicone products and markets, as well as, enhance the Company’s current silicone foam business.

Custom Electrical Components

Custom Electrical Component sales for the first quarter were $13.2 million, compared to sales of $28.0 million reported in the first quarter of 2008. This quarter-over-quarter decrease in sales is directly related to the previously announced decline in the demand for electroluminescent lamps (EL) for keypad backlighting in the portable communications market. Power Distribution Systems (PDS) continued to have strong demand fueled by the mass transit infrastructure builds around the world. Also, PDS continues to see fairly robust demand in wind power applications as more countries focus on alternative clean energy sources. In addition, during the quarter the Company made its first sale into power converters for solar farm applications.

Joint Ventures

Rogers’ 50% owned joint ventures had quarterly sales totaling $10.6 million, a decrease of almost 60% compared to the $26.2 million sold in the first quarter of 2008. A combination of a decline in consumer electronics, excess inventory throughout the supply chain, and a slowdown in the hard disk drive and cell phone markets accounted for the decline in sales at the Company’s joint ventures.

Operational Highlights

Rogers’ balance sheet ended the first quarter with a cash and short-term investment balance of $45.5 million and an auction rate securities balance of $41.3 million. Capital expenditures were approximately $2.9 million for the first quarter 2009 and are now expected to total approximately $17 million for the year. During the first quarter there was no material change in the valuation of auction rate securities; however, the Company had $0.6 million of such securities redeemed at par in the first quarter of 2009 and will have an additional $1.2 million redeemed at par in the second quarter of 2009.

Rogers’ gross margin for the first quarter of 2009 was 21.3% versus 32.2% in the first quarter of 2008 which is due primarily to a 33.2% decline in quarter-over-quarter sales. Inventories at the end of the first quarter totaled $35.8 million versus $48.0 million at the end of the first quarter 2008 and $41.6 million at the end of 2008. Although this inventory decline had a favorable impact on our overall balance sheet position, it negatively impacted our margins due to the decreased absorption of overhead expenses as a result of managed production declines.

The Company’s first quarter effective tax rate was 23.2%, which included the favorable settlement of certain tax contingencies during the quarter. The Company believes its tax rate will be in the range of 13% to 16% for the remainder of 2009.

Robert D. Wachob, Rogers’ President and CEO commented; “The global economic slowdown had a dramatic effect on our business in the first quarter driving our sales down by 33.2% quarter-over-quarter. This was caused by substantial end market declines and inventory take-downs in most markets, especially cell phones, hard disk drives and most consumer products. We responded by aggressively lowering our cost structure, implementing reduced work weeks in our factories, and intensifying our operational improvement efforts.

Our employees around the world are addressing the challenges and remain focused on our customers and building toward a strong future. We remain committed to a significant investment in new product development, which will enhance our prospects when the global economies recover.

I believe the worst is behind us and that we will make steady progress during the rest of the year. For the second quarter, I expect sales to be in the range of $68 to $73 million with a loss of $0.26 to $0.36 per share, which includes special charges of $3.0 million or $0.16 per share.”

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the U.S. with Mitsui Chemicals, Inc.

The world runs better with Rogers. ® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2008 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of May 4, 2009 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and May 5, 2009 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss first quarter results will be held on Tuesday, May 5, 2009 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO

Dennis M. Loughran, Vice President, Finance and CFO

Debra J. Granger, Vice President, Corporate Compliance and Controls

Robert M. Soffer, Vice President and Secretary

Paul B. Middleton, Principal Accounting Officer and Treasurer

Ronald J. Pelletier, Corporate Controller

William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929 Toll-free in the United States

1-973-935-8524 Internationally

There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Tuesday, May 12, 2009. The passcode for the audio replay is 97169029.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Operations (Unaudited)
	Three Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	March 31, 2009	March 30, 2008
Net sales	$65,475	$98,039
Cost of sales	51,546	66,489
Gross margin	13,929	31,550

Selling and administrative	16,742	17,754
Research and development	5,470	5,280
Restructuring and impairment charges	2,795	-
Operating income (loss)	(11,078)	8,516

Equity income (loss) in unconsolidated joint ventures	(372)	1,093
Other income (loss) less other charges	(75)	596
Interest income, net	176	840
Income (loss) from continuing operations before income taxes	(11,349)	11,045

Income tax expense (benefit)	(2,631)	3,242
Income (loss) from continuing operations	(8,718)	7,803
Income from discontinued operations, net of taxes	-	17
Net income (loss)	$(8,718)	$7,820

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.56)	$0.48
Income from discontinued operations	-	-
Net income (loss)	$(0.56)	$0.48

Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.56)	$0.48
Income from discontinued operations	-	-
Net income (loss)	$(0.56)	$0.48

Shares used in computing:
Basic	15,638,045	16,133,527
Diluted	15,638,045	16,151,785

Condensed Consolidated Statements of Financial Position (Unaudited)
(IN THOUSANDS)	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$44,556	$70,170
Short–term investments	942	455
Accounts receivable, net	43,417	44,492
Accounts receivable from joint ventures	805	3,185
Accounts receivable, other	1,510	2,765
Income taxes receivable	1,572	-
Inventories	35,786	41,617
Prepaid income taxes	976	1,579
Deferred income taxes	6,984	9,803
Asbestos-related insurance receivables	4,632	4,632
Other current assets	4,799	5,595
Total current assets	145,979	184,293

Property, plant and equipment, net	141,722	145,222
Investments in unconsolidated joint ventures	26,945	31,051
Deferred income taxes	41,450	37,939
Goodwill and other intangibles	9,634	9,634
Asbestos-related insurance receivables	19,416	19,416
Long-term marketable securities	41,313	42,945
Other long-term assets	4,974	4,933
Total assets	$431,433	$475,433

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,996	$11,619
Accrued employee benefits and compensation	17,145	23,378
Accrued income taxes payable	-	1,318
Asbestos-related liabilities	4,632	4,632
Other current liabilities	9,026	18,889
Total current liabilities	37,799	59,836

Noncurrent pension liability	35,683	43,683
Noncurrent retiree health care and life insurance benefits	7,793	7,793
Asbestos-related liabilities	19,644	19,644
Other long-term liabilities	7,708	8,333
Shareholders’ equity	322,806	336,144
Total liabilities and shareholders’ equity	$431,433	$475,433

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance
and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorporation.com